Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of January 16, 2003 (this “Amendment”), to the Rights Agreement, dated as of March 14, 2000 (the “Rights Agreement”), between Wallace Computer Services, Inc., a Delaware corporation (the “Company”), and Harris Trust and Savings Bank, an Illinois banking corporation (the “Rights Agent”), at the direction of the Company. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement which, among other things, governs the terms and conditions under which Rights are exercisable by the holders of Common Stock;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of January 16, 2003 (the “Merger Agreement”), among Moore Corporation Limited, a corporation continued under the laws of Canada (“Moore”), M-W Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Moore, and the Company (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and

     WHEREAS, on January 16, 2003, the Board of Directors of the Company authorized the amendment of the Rights Agreement to render the Rights Agreement inapplicable with respect to the transactions contemplated by the Merger Agreement and authorized and directed the officers of the Company to execute and deliver such an amendment.

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1.     Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, none of Moore (as hereinafter defined) nor any of its Affiliates or Associates shall be deemed to be an “Acquiring Person” solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Merger, dated as of January 16, 2003 (as the same may be amended from time to time, the “Merger Agreement”), among the Company, Moore Corporation Limited, a corporation continued under the laws of Canada (“Moore”), and M-W Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Moore, in the manner provided for therein, including without limitation, the Merger (as defined in the Merger Agreement).

     2.     Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to occur solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement in the manner provided for therein, including without limitation, the Merger.

     3.     Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     5.     Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

WALLACE COMPUTER SERVICES, INC.

By:	/s/ James D. Benak

	Name:	James D. Benak
	Title:	Vice President, General Counsel and Secretary

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Martin J. McHale, Jr.

	Name:	Martin J. McHale, Jr.
	Title:	Vice President